Exhibit 99.1

News Release

RAYONIER REPORTS SECOND QUARTER 2022 RESULTS

•Second quarter net income attributable to Rayonier of $24.1 million ($0.16 per share) on revenues of $246.3 million
•Second quarter operating income of $35.5 million and Adjusted EBITDA of $83.0 million
•Year-to-date cash provided by operations of $148.5 million and cash available for distribution (CAD) of $119.5 million
WILDLIGHT, FL — August 3, 2022 — Rayonier Inc. (NYSE:RYN) today reported second quarter net income attributable to Rayonier of $24.1 million, or $0.16 per share, on revenues of $246.3 million. This compares to net income attributable to Rayonier of $57.2 million, or $0.41 per share, on revenues of $291.4 million in the prior year quarter. The prior year second quarter results included $30.3 million of income from a Large Disposition,1 partially offset by a $2.2 million loss from the termination of a cash flow hedge2 and a $1.1 million loss related to debt extinguishments and modifications.3 Excluding these items and adjusting for pro forma net income adjustments attributable to noncontrolling interests in the operating partnership,4 pro forma net income5 was $31.0 million, or $0.22 per share, on pro forma revenues5 of $240.7 million in the prior year period.
The following table summarizes the current quarter and comparable prior year period results:

	Three Months Ended
(millions of dollars, except earnings per share (EPS))	June 30, 2022		June 30, 2021
	$	EPS	$	EPS

Revenues	$246.3		$291.4
Large Dispositions[1]	—		(36.0)
Sales attributable to noncontrolling interests in Timber Funds	—		(14.7)
Pro forma revenues[5]	$246.3		$240.7

Net income attributable to Rayonier	$24.1	$0.16	$57.2	$0.41
Loss from terminated cash flow hedge[2]	—	—	2.2	0.02
Loss related to debt extinguishments and modifications[3]	—	—	1.1	0.01
Large Dispositions[1]	—	—	(30.3)	(0.21)
Pro forma net income adjustments attributable to noncontrolling interests in the operating partnership[4]	—	—	0.8	—
Pro forma net income[5]	$24.1	$0.16	$31.0	$0.22

Second quarter operating income was $35.5 million versus $84.4 million in the prior year period. Prior year second quarter operating income included $30.3 million of income from a Large Disposition1 and $1.6 million of operating income attributable to noncontrolling interests in the Timber Funds segment. Excluding these items, pro forma operating income5 was $52.5 million in the prior year period. Second quarter Adjusted EBITDA5 was $83.0 million versus $95.3 million in the prior year period.

1 Rayonier Way, Wildlight, FL 32097 904-357-9100

The following table summarizes operating income (loss), pro forma operating income (loss)5 and Adjusted EBITDA5 for the current quarter and comparable prior year period:

	Three Months Ended June 30,
	Operating Income (Loss)		Pro forma Operating Income (Loss)[5]		Adjusted EBITDA[5]
(millions of dollars)	2022	2021	2022	2021	2022	2021
Southern Timber	$24.1	$17.0	$24.1	$17.0	$38.7	$30.6
Pacific Northwest Timber	2.9	1.9	2.9	1.9	14.3	13.9
New Zealand Timber	8.0	20.7	8.0	20.7	14.9	27.7
Timber Funds	—	2.0	—	0.4	—	1.4
Real Estate	11.0	50.5	11.0	20.2	25.4	29.1
Trading	(0.4)	0.4	(0.4)	0.4	(0.4)	0.4
Corporate and Other	(10.1)	(8.0)	(10.1)	(8.0)	(9.8)	(7.7)
Total	$35.5	$84.4	$35.5	$52.5	$83.0	$95.3

Year-to-date cash provided by operating activities was $148.5 million versus $164.6 million in the prior year period. Year-to-date cash available for distribution (CAD)5 of $119.5 million increased $8.7 million versus the prior year period primarily due to higher Adjusted EBITDA5 ($16.4 million) and lower cash interest paid ($0.2 million), partially offset by higher cash taxes paid ($7.2 million) and higher capital expenditures ($0.6 million).
“We are pleased with our second quarter results, particularly given the challenges presented by rising costs across our segments as well as continued COVID-related disruptions in our export business,” said David Nunes, President and CEO. “Adjusted EBITDA of $83.0 million was 13% below the prior year quarter, as favorable results in our Southern Timber and Pacific Northwest Timber segments were more than offset by lower Adjusted EBITDA in our New Zealand Timber and Real Estate segments.”
“Southern Timber Adjusted EBITDA improved 27% over the prior year quarter, as strong demand drove 18% higher net stumpage prices and a 4% increase in harvest volumes. In Pacific Northwest Timber, Adjusted EBITDA improved 3% over the prior year quarter, as a 19% increase in weighted-average log prices more than offset higher costs and a 6% reduction in harvest volumes. Overall, we were pleased by our ability to maintain pricing gains during the quarter and absorb higher costs across both regions as customer demand remained healthy.”
“In New Zealand, the operating environment throughout the second quarter was considerably more challenging, as our New Zealand Timber segment Adjusted EBITDA dropped 46% versus the prior year quarter. This decline was primarily attributable to reduced log demand in China due to COVID-19 lockdowns, which contributed to an 8% decline in weighted-average delivered log prices versus the prior year period, as well as significantly higher shipping and demurrage costs, which drove further margin compression.”
“Real Estate segment Adjusted EBITDA was $3.7 million below the prior year quarter, as significantly higher per-acre prices in the current quarter were more than offset by a 41% reduction in acres sold.”
Southern Timber
Second quarter sales of $66.3 million increased $17.0 million, or 34%, versus the prior year period. Harvest volumes increased 4% to 1.52 million tons versus 1.47 million tons in the prior year period, as demand remained strong across the region. Average pine sawtimber stumpage prices increased 22% to $34.09 per ton versus $27.96 per ton in the prior year period, due to strong domestic lumber demand as well as increased competition for chip-n-saw volume from pulp mills. Average pine pulpwood stumpage prices rose 18% to $21.46 per ton versus $18.22 per ton in the prior year period. Despite an unfavorable shift in our geographic mix of pulpwood sales versus the prior year period, robust competition amid strong end-market demand
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

allowed us to capture pulpwood price increases that more than offset the upward pressure on cut and haul costs. Overall, weighted-average stumpage prices (including hardwood) increased 18% to $25.55 per ton versus $21.61 per ton in the prior year period. Operating income of $24.1 million increased $7.1 million versus the prior year period due to higher net stumpage realizations ($6.0 million), higher non-timber income ($2.4 million) and higher volumes ($0.7 million), partially offset by higher overhead costs ($1.4 million) and higher depletion rates ($0.6 million).
Second quarter Adjusted EBITDA5 of $38.7 million was 27%, or $8.1 million, above the prior year period.
Pacific Northwest Timber
Second quarter sales of $39.2 million increased $3.8 million, or 11%, versus the prior year period, notwithstanding a decline in harvest volumes of 6% to 376,000 tons versus 400,000 tons in the prior year period. Average delivered sawtimber prices increased 19% to $116.60 per ton versus $97.80 per ton in the prior year period, driven by continued strong demand from domestic lumber mills as well as a favorable species mix, as a higher proportion of Douglas-fir sawtimber was harvested in the current year quarter. Average delivered pulpwood prices increased 56% to $45.17 per ton versus $29.02 per ton in the prior year period, reflecting strong end-market demand as well as the resumption of chip exports, which resulted in greater competition from pulp mills to secure supply. Operating income of $2.9 million improved $1.1 million versus the prior year period due to higher net stumpage realizations ($3.0 million), partially offset by higher overhead and other costs ($1.4 million), lower volumes ($0.4 million) and lower non-timber income ($0.2 million).
Second quarter Adjusted EBITDA5 of $14.3 million was 3%, or $0.4 million, above the prior year period.
New Zealand Timber
Second quarter sales of $78.9 million decreased $1.7 million, or 2%, versus the prior year period. Harvest volumes increased 1% to 703,000 tons versus 692,000 tons in the prior year period, reflecting a pickup in activity to more normalized levels following a relatively light first quarter. Average delivered prices for export sawtimber decreased 5% to $140.44 per ton versus $148.28 per ton in the prior year period. The decrease in export sawtimber prices versus the prior year period was driven by reduced demand stemming from the COVID-19 lockdowns in China, which in turn contributed to persistently high port inventories. Net stumpage realizations for export sawtimber were further reduced by significantly higher port / freight costs, driven by elevated fuel prices as well as increased demurrage charges due to port congestion. Average delivered prices for domestic sawtimber decreased 10% to $76.82 per ton versus $85.09 per ton in the prior year period. The decrease in domestic sawtimber prices (in U.S. dollar terms) was primarily driven by the decline in the NZ$/US$ exchange rate (US$0.66 per NZ$1.00 versus US$0.72 per NZ$1.00). Excluding the impact of foreign exchange rates, domestic sawtimber prices decreased 2% versus the prior year period, reflecting additional supply that was diverted into domestic markets due to export market headwinds. Operating income of $8.0 million decreased $12.7 million versus the prior year period due to lower net stumpage realizations ($16.5 million), higher costs ($0.9 million) and higher depletion rates ($0.3 million), partially offset by higher carbon credit sales ($3.4 million), favorable foreign exchange impacts ($1.1 million) and higher volumes ($0.5 million).
Second quarter Adjusted EBITDA5 of $14.9 million was 46%, or $12.8 million, below the prior year period.
Real Estate
Second quarter sales of $34.4 million decreased $40.1 million versus the prior year period, while operating income of $11.0 million decreased $39.5 million versus the prior year period. The prior year second quarter sales and operating income included $36.0 million and $30.3 million, respectively, from a Large Disposition.1 Excluding this item, pro forma sales5 were $38.5 million and pro forma operating income5 was $20.2 million in the prior year period. Pro forma sales5 and pro forma operating income5 decreased versus the prior year period due to a lower number of acres sold (4,694 acres sold versus 8,014 acres sold in the prior year period), partially offset by an increase in weighted-average prices ($7,453 per acre versus $4,946 per acre in the prior
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

year period).
Improved Development sales of $11.6 million included $10.5 million from the Wildlight development project north of Jacksonville, Florida and $1.1 million from the Heartwood development project south of Savannah, Georgia. Sales in Wildlight consisted of a 22-acre multifamily apartment site for $4.8 million ($222,000 per acre), a 31-acre single-family build-to-rent site for $4.4 million ($140,000 per acre), and 19 residential lots for $1.3 million ($70,000 per lot). Sales in Heartwood consisted of 26 residential lots for $1.1 million ($42,000 per lot). This compares to prior year period Improved Development sales of $19.3 million, which reflected significant activity in both Wildlight and Heartwood / Belfast Commerce Park.
There were no Unimproved Development sales in the second quarter or the prior year period.
Rural sales of $23.4 million consisted of 4,633 acres at an average price of $5,054 per acre, which compares to prior year period sales of $20.3 million, which consisted of 7,725 acres at an average price of $2,627 per acre.
There were no Timberland & Non-Strategic sales in the second quarter or the prior year period.
Second quarter Adjusted EBITDA5 of $25.4 million was $3.7 million below the prior year period.
Trading
Second quarter sales of $27.7 million decreased $6.9 million versus the prior year period primarily due to lower volumes and prices. Sales volumes decreased 14% to 209,000 tons versus 243,000 tons in the prior year period, reflecting elevated log inventories in China and constrained export market demand. The Trading segment generated an operating loss of $0.4 million versus operating income of $0.4 million in the prior year period.
Other Items
Second quarter corporate and other operating expenses of $10.1 million increased $2.1 million versus the prior year period, primarily due to higher compensation and benefits expenses ($1.5 million), higher legal costs ($0.3 million) and higher insurance and travel expenses ($0.3 million). Compensation and benefits expenses were elevated in the quarter due to the accelerated realization of equity compensation expense for retirement-eligible employees.
Second quarter interest expense of $9.1 million decreased $3.9 million versus the prior year period, as the prior year period included a $2.2 million loss from the termination of a cash flow hedge.2 Additionally, second quarter interest expense benefited from lower average outstanding debt and a lower average interest rate as compared to the prior year period.
Second quarter income tax expense of $1.3 million decreased $5.6 million versus the prior year period. The New Zealand subsidiary is the primary driver of income tax expense.
Outlook
“Based on our first half results and our expectations for the balance of the year, we now anticipate full-year net income attributable to Rayonier of $84 to $92 million, EPS of $0.57 to $0.63, and Adjusted EBITDA of $310 to $330 million,” added Nunes. “Notably, we are on track for a stronger 2022 than we had originally anticipated in both our Southern Timber and Pacific Northwest Timber segments given the excellent first half results and favorable pricing environment. In addition, our Real Estate segment outlook is largely unchanged. However, in our New Zealand Timber segment, export market headwinds, including COVID-19 related disruptions in China and elevated shipping costs, have persisted longer than we had anticipated and have negatively impacted our outlook for this segment. Overall, the net impact of our revised outlook by segment translates to a modest reduction in the upper-end of our total full-year Adjusted EBITDA guidance relative to our prior guidance.”
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

“In our Southern Timber segment, we now expect full-year harvest volumes of 6.4 to 6.6 million tons, as strong customer demand and favorable weather conditions are allowing us to successfully execute our annual harvest plan. We are encouraged by the significant year-over-year pricing gains that have been realized across our operating areas. However, we expect modestly lower weighted-average net stumpage realizations during the second half of 2022 as compared to the first half, primarily due to higher cut and haul costs as a result of elevated diesel prices and a higher proportion of thinning volume. Overall, we expect the Southern Timber segment to generate record full-year Adjusted EBITDA in the range of $156 to $162 million.”
“In our Pacific Northwest Timber segment, we now expect full-year harvest volumes of 1.6 to 1.7 million tons, due in part to a modest adjustment in our harvest plan to reflect land sales, as well as reduced China export volume. We further expect that weighted-average delivered log prices will remain well above prior year levels for the balance of the year. However, we anticipate these pricing gains will be partially offset by higher cut and haul costs due to elevated diesel prices. Overall, we expect the Pacific Northwest Timber segment to generate record full-year Adjusted EBITDA in the range of $59 to $63 million.”
“In our New Zealand Timber segment, we now expect full-year harvest volumes of 2.6 to 2.7 million tons. While domestic log demand was strong throughout the first half of the year, export market dynamics were negatively impacted by ongoing COVID-19 lockdowns in China. We expect export sawtimber prices to stabilize in the second half of the year in response to improved offtake from Chinese ports and a reduction in competing log supply. However, we expect that net stumpage realizations on export volume will continue to be constrained by elevated port and freight costs. In the domestic market, we anticipate continued strong log demand, although we expect that pricing will be modestly lower in the second half of the year as compared to the first half of the year due to added supply pressure resulting from reduced export volume. Partially offsetting these headwinds, we expect a higher contribution from non-timber income (carbon credit sales) in the second half of the year as compared to the first half. Overall, we expect the New Zealand Timber segment to generate full-year Adjusted EBITDA of $55 to $60 million.”
“In our Real Estate segment, we now expect full-year Adjusted EBITDA of $74 to $79 million. Following strong Real Estate results in the first half of the year, we anticipate lower quarterly results for the balance of the year.”
Conference Call
A conference call and live audio webcast will be held on Thursday, August 4, 2022 at 10:00 AM (ET) to discuss these results.
Access to the live audio webcast will be available at www.rayonier.com. A replay of the webcast will be archived on the Company’s website and available shortly after the call.
Investors may listen to the conference call by dialing 888-604-9366 (domestic) or 517-308-9338 (international), passcode: RAYONIER. A replay of the conference call will be available one hour following the call until Saturday, September 3, 2022, by dialing 866-359-3781 (domestic) or 203-369-0148 (international), passcode: 8422.
Complimentary copies of Rayonier press releases and other financial documents are also available by calling (904) 357-9100.
1“Large Dispositions” are defined as transactions involving the sale of timberland that exceed $20 million in size and do not have a demonstrable premium relative to timberland value.
2“Loss from terminated cash flow hedge” is the mark to market loss recognized in earnings due to the early termination of an interest rate swap, as the hedged cash flows will no longer occur.
3“Loss related to debt extinguishments and modifications” includes unamortized capitalized loan costs associated with repaid debt in addition to legal and arrangement fees associated with refinancing.
4”Pro forma net income adjustments attributable to noncontrolling interests in the operating partnership” are the proportionate share of pro forma items that are attributable to noncontrolling interests in the operating partnership.
5“Pro forma net income, Pro forma revenues (sales), Pro forma operating income (loss), Adjusted EBITDA and CAD” are non-GAAP measures defined and reconciled to GAAP in the attached exhibits.
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

About Rayonier
Rayonier is a leading timberland real estate investment trust with assets located in some of the most productive softwood timber growing regions in the United States and New Zealand. As of June 30, 2022, Rayonier owned or leased under long-term agreements approximately 2.7 million acres of timberlands located in the U.S. South (1.79 million acres), U.S. Pacific Northwest (486,000 acres) and New Zealand (418,000 acres). More information is available at www.rayonier.com.
___________________________________________________________________________________________________
Forward-Looking Statements - Certain statements in this press release regarding anticipated financial outcomes including Rayonier’s earnings guidance, if any, business and market conditions, outlook, expected dividend rate, Rayonier’s business strategies, expected harvest schedules, timberland acquisitions and dispositions, the anticipated benefits of Rayonier’s business strategies, and other similar statements relating to Rayonier’s future events, developments or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “project,” “anticipate” and other similar language. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. While management believes that these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements.
The following important factors, among others, could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document: the cyclical and competitive nature of the industries in which we operate; fluctuations in demand for, or supply of, our forest products and real estate offerings, including any downturn in the housing market; entry of new competitors into our markets; changes in global economic conditions and world events, including the war in Ukraine; business disruptions arising from public health crises and outbreaks of communicable diseases, including the current outbreak of the virus known as the novel coronavirus; fluctuations in demand for our products in Asia, and especially China; the uncertainties of potential impacts of climate-related initiatives; the cost and availability of third party logging, trucking and ocean freight services; the geographic concentration of a significant portion of our timberland; our ability to identify, finance and complete timberland acquisitions; changes in environmental laws and regulations regarding timber harvesting, delineation of wetlands, endangered species and development of real estate generally, that may restrict or adversely impact our ability to conduct our business, or increase the cost of doing so; adverse weather conditions, natural disasters and other catastrophic events such as hurricanes, wind storms and wildfires; the lengthy, uncertain and costly process associated with the ownership, entitlement and development of real estate, especially in Florida and Washington, including changes in law, policy and political factors beyond our control; the availability of financing for real estate development and mortgage loans; changes in tariffs, taxes or treaties relating to the import and export of our products or those of our competitors; changes in key management and personnel; and our ability to meet all necessary legal requirements to continue to qualify as a real estate investment trust (“REIT”) and changes in tax laws that could adversely affect beneficial tax treatment.
For additional factors that could impact future results, please see Item 1A - Risk Factors in the Company’s most recent Annual Report on Form 10-K and similar discussion included in other reports that we subsequently file with the Securities and Exchange Commission (the “SEC”). Forward-looking statements are only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent reports filed with the SEC.
Non-GAAP Financial Measures – To supplement Rayonier’s financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Rayonier uses certain non-GAAP measures, including “cash available for distribution,” “pro forma sales,” “pro forma operating income (loss),” “pro forma net income,” and “Adjusted EBITDA,” which are defined and further explained in this communication. Reconciliation of such measures to the nearest GAAP measures can also be found in this communication. Rayonier’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

Contacts:
Investors/Media
Collin Mings
904-357-9100
investorrelations@rayonier.com
# # #
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

RAYONIER INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
June 30, 2022 (unaudited)
(millions of dollars, except per share information)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2022	2022	2021	2022	2021
SALES	$246.3	$222.0	$291.4	$468.4	$482.9
Costs and Expenses
Cost of sales	(194.3)	(161.0)	(194.3)	(355.3)	(345.7)
Selling and general expenses	(17.3)	(14.7)	(14.7)	(32.1)	(28.7)
Other operating income (expense), net	0.8	(1.0)	2.0	(0.2)	4.4
OPERATING INCOME	35.5	45.3	84.4	80.8	112.9
Interest expense	(9.1)	(8.3)	(13.0)	(17.4)	(23.0)
Interest and other miscellaneous income (expense), net	0.2	(0.5)	(1.1)	(0.3)	(1.1)
INCOME BEFORE INCOME TAXES	26.6	36.5	70.3	63.1	88.8
Income tax expense	(1.3)	(5.5)	(6.9)	(6.8)	(10.3)
NET INCOME	25.3	31.0	63.4	56.3	78.5
Less: Net income attributable to noncontrolling interests in the operating partnership	(0.6)	(0.7)	(1.7)	(1.2)	(2.1)
Less: Net income attributable to noncontrolling interests in consolidated affiliates	(0.6)	(1.0)	(4.5)	(1.7)	(8.3)
NET INCOME ATTRIBUTABLE TO RAYONIER INC.	$24.1	$29.3	$57.2	$53.4	$68.1
EARNINGS PER COMMON SHARE
Basic earnings per share attributable to Rayonier Inc.	$0.16	$0.20	$0.41	$0.37	$0.49
Diluted earnings per share attributable to Rayonier Inc.	$0.16	$0.20	$0.41	$0.36	$0.49

Pro forma net income per share (a)	$0.16	$0.20	$0.22	$0.36	$0.30

Weighted Average Common Shares used for determining
Basic EPS	146,257,311	145,430,171	139,556,748	145,846,026	138,718,442
Diluted EPS (b)	150,244,379	149,547,076	144,056,229	149,898,006	143,312,018

(a)    Pro forma net income per share is a non-GAAP measure. See Schedule F for definition and reconciliation to the nearest GAAP measure.
(b)    Diluted earnings per share is calculated based on the weighted average number of shares of common stock outstanding combined with the incremental weighted average number of shares that would have been outstanding assuming all potentially dilutive securities (including Redeemable Operating Partnership Units) were converted into shares of common stock at the earliest date possible. As of June 30, 2022, there were 146,321,732 common shares and 3,312,229 Redeemable Operating Partnership Units outstanding.
A

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
June 30, 2022 (unaudited)
(millions of dollars)

	June 30,	December 31,
	2022	2021
Assets
Cash and cash equivalents (excluding Timber Funds)	$279.3	$358.7
Cash and cash equivalents (Timber Funds)	1.0	3.5
Restricted cash (Timber Funds)	1.5	6.3
Assets held for sale	2.2	5.1
Other current assets	85.7	77.9
Timber and timberlands, net of depletion and amortization	2,799.5	2,895.0
Higher and better use timberlands and real estate development investments	112.5	106.9
Property, plant and equipment	44.6	44.5
Less - accumulated depreciation	(16.2)	(14.9)
Net property, plant and equipment	28.4	29.6
Restricted cash (excluding Timber Funds)	14.3	0.6
Right-of-use assets	102.3	101.8
Other assets	84.2	51.0
	$3,510.9	$3,636.4
Liabilities, Noncontrolling Interests in the Operating Partnership and Shareholders’ Equity
Current maturities of long-term debt	0.6	125.0
Distribution payable (Timber Funds)	1.6	6.3
Other current liabilities	106.3	100.4
Long-term debt	1,263.4	1,242.8
Long-term lease liability	93.7	93.4
Other non-current liabilities	101.1	119.1
Noncontrolling interests in the operating partnership	123.8	133.8
Total Rayonier Inc. shareholders’ equity	1,807.4	1,771.8
Noncontrolling interests in consolidated affiliates	13.0	43.8
Total shareholders’ equity	1,820.4	1,815.6
	$3,510.9	$3,636.4

B

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
June 30, 2022 (unaudited)
(millions of dollars, except share information)

	Common Shares		Retained Earnings	Accumulated Other Comprehensive (Loss) Income	Noncontrolling Interests in Consolidated Affiliates	Shareholders’ Equity
	Shares	Amount
Balance, January 1, 2022	145,372,961	$1,389.1	$402.3	($19.6)	$43.8	$1,815.6
Issuance of shares under the “at-the-market” (ATM) equity offering program, net of commissions and offering costs of $0.3 million	726,248	29.8	—	—	—	29.8
Net income	—	—	30.0	—	1.0	31.0
Net income attributable to noncontrolling interests in the operating partnership	—	—	(0.7)	—	—	(0.7)
Dividends ($0.27 per share)	—	—	(39.9)	—	—	(39.9)
Issuance of shares under incentive stock plans	11,364	0.4	—	—	—	0.4
Stock-based compensation	—	2.8	—	—	—	2.8
Adjustment of noncontrolling interests in the operating partnership	—	—	(2.6)	—	—	(2.6)
Other (a)	(2,885)	(0.2)	—	45.6	(0.2)	45.2
Balance, March 31, 2022	146,107,688	$1,421.9	$389.1	$26.0	$44.6	$1,881.6
Net income	—	—	24.7	—	0.6	25.3
Net income attributable to noncontrolling interests in the operating partnership	—	—	(0.6)	—	—	(0.6)
Dividends ($0.285 per share)	—	—	(42.1)	—	—	(42.1)
Issuance of shares under incentive stock plans	304,887	2.0	—	—	—	2.0
Stock-based compensation	—	4.4	—	—	—	4.4
Adjustment of noncontrolling interests in the operating partnership	—	—	11.4	—	—	11.4
Other (a)	(90,843)	(4.0)	—	(25.4)	(32.2)	(61.6)
Balance, June 30, 2022	146,321,732	$1,424.3	$382.5	$0.6	$13.0	$1,820.4
C

	Common Shares		Retained Earnings	Accumulated Other Comprehensive Loss	Noncontrolling Interests in Consolidated Affiliates	Shareholders’ Equity
	Shares	Amount
Balance, January 1, 2021	137,678,822	$1,101.7	$446.3	($73.9)	$388.5	$1,862.6
Issuance of shares under the “at-the-market” (ATM) equity offering program, net of commissions and offering costs of $0.2 million	1,107,814	36.7	—	—	—	36.7
Net income	—	—	11.2	—	3.8	15.0
Net income attributable to noncontrolling interests in the operating partnership	—	—	(0.4)	—	—	(0.4)
Dividends ($0.27 per share)	—	—	(37.5)	—	—	(37.5)
Issuance of shares under incentive stock plans	39,140	1.2	—	—	—	1.2
Stock-based compensation	—	2.1	—	—	—	2.1
Measurement period adjustment of noncontrolling interests in consolidated affiliates	—	—	—	—	0.7	0.7
Adjustment of noncontrolling interests in the operating partnership	—	—	(11.9)	—	—	(11.9)
Other (a)	145,114	4.5	—	48.8	(11.9)	41.4
Balance, March 31, 2021	138,970,890	$1,146.2	$407.7	($25.1)	$381.1	$1,909.9
Issuance of shares under the “at-the-market” (ATM) equity offering program, net of commissions and offering costs of $0.9 million	2,199,459	80.0	—	—	—	80.0
Net income	—	—	58.9	—	4.5	63.4
Net income attributable to noncontrolling interests in the operating partnership	—	—	(1.7)	—	—	(1.7)
Dividends ($0.27 per share)	—	—	(38.0)	—	—	(38.0)
Issuance of shares under incentive stock plans	185,544	3.3	—	—	—	3.3
Stock-based compensation	—	2.9	—	—	—	2.9
Measurement period adjustment of noncontrolling interests in consolidated affiliates	—	—	—	—	9.0	9.0
Adjustment of noncontrolling interests in the operating partnership	—	—	(15.4)	—	—	(15.4)
Other (a)	(35,986)	(1.1)	—	(8.3)	(6.5)	(15.9)
Balance, June 30, 2021	141,319,907	$1,231.3	$411.5	($33.4)	$388.1	$1,997.5
(a) Primarily includes shares purchased from employees in non-open market transactions to pay withholding taxes associated with the vesting of shares granted under the Company’s Incentive Stock Plan, amortization of pension and post-retirement plan liabilities, foreign currency translation adjustments, mark-to-market adjustments of qualifying cash flow hedges, distributions to noncontrolling interests in consolidated affiliates and the allocation of other comprehensive income to noncontrolling interests in the operating partnership. The six months ended June 30, 2022 also includes the redemption of 3,512 Redeemable Operating Partnership Units, respectively, for an equal number of Rayonier Inc. common shares, common stock offering costs associated with the “at-the-market” (ATM) equity offering program, as well as changes related to the recapitalization of the New Zealand JV.
C

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
June 30, 2022 (unaudited)
(millions of dollars)

	Six Months Ended June 30,
	2022	2021
Cash provided by operating activities:
Net income	$56.3	$78.5
Depreciation, depletion and amortization	83.2	87.9
Non-cash cost of land and improved development	17.1	7.0
Gain on large dispositions of timberlands	—	(30.3)
Stock-based incentive compensation expense	7.2	5.0
Deferred income taxes	(7.3)	7.3
Other items to reconcile net income to cash provided by operating activities	(3.8)	7.8
Changes in working capital and other assets and liabilities	(4.2)	1.4
	148.5	164.6
Cash used for investing activities:
Capital expenditures	(30.3)	(32.2)
Real estate development investments	(6.0)	(6.3)
Purchase of timberlands	(3.2)	(51.9)
Net proceeds from large dispositions of timberlands	—	35.2
Other	5.0	6.1
	(34.5)	(49.1)
Cash (used for) provided by financing activities:
Net (decrease) increase in debt	(124.9)	96.4
Dividends paid	(81.8)	(75.7)
Distributions to noncontrolling interests in the operating partnership	(1.8)	(2.3)
Proceeds from the issuance of common shares under incentive stock plan	2.6	4.5
Proceeds from the issuance of common shares under the “at-the-market” (ATM) equity offering program, net of commissions and offering costs	31.9	110.7
Distributions to noncontrolling interests in consolidated affiliates	(6.7)	(15.2)
Other	(4.2)	(6.4)
	(184.9)	112.0
Effect of exchange rate changes on cash and restricted cash	(2.1)	—
Cash, cash equivalents and restricted cash:
Change in cash, cash equivalents and restricted cash	(73.0)	227.5
Balance, beginning of year	369.1	87.5
Balance, end of period	$296.1	$315.0

D

RAYONIER INC. AND SUBSIDIARIES
BUSINESS SEGMENT SALES, PRO FORMA SALES, OPERATING INCOME,
PRO FORMA OPERATING INCOME AND ADJUSTED EBITDA
June 30, 2022 (unaudited)
(millions of dollars)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2022	2022	2021	2022	2021
Sales
Southern Timber	$66.3	$76.8	$49.3	$143.0	$101.0
Pacific Northwest Timber	39.2	46.3	35.3	85.4	76.8
New Zealand Timber	78.9	51.4	80.6	130.3	138.1
Timber Funds	—	—	18.6	—	33.6
Real Estate	34.4	34.2	74.5	68.6	85.0
Trading	27.7	13.4	34.5	41.1	51.2
Intersegment Eliminations	(0.1)	(0.1)	(1.4)	(0.1)	(2.8)
Sales	$246.3	$222.0	$291.4	$468.4	$482.9

Pro forma sales (a)
Southern Timber	$66.3	$76.8	$49.3	$143.0	$101.0
Pacific Northwest Timber	39.2	46.3	35.3	85.4	76.8
New Zealand Timber	78.9	51.4	80.6	130.3	138.1
Timber Funds	—	—	3.9	—	6.9
Real Estate	34.4	34.2	38.5	68.6	49.0
Trading	27.7	13.4	34.5	41.1	51.2
Intersegment Eliminations	(0.1)	(0.1)	(1.4)	(0.1)	(2.8)
Pro forma sales	$246.3	$222.0	$240.7	$468.4	$420.2

Operating income (loss)
Southern Timber	$24.1	$30.3	$17.0	$54.4	$34.3
Pacific Northwest Timber	2.9	6.6	1.9	9.5	3.2
New Zealand Timber	8.0	5.4	20.7	13.4	34.7
Timber Funds	—	—	2.0	—	3.5
Real Estate	11.0	10.2	50.5	21.2	52.2
Trading	(0.4)	0.4	0.4	(0.1)	0.7
Corporate and Other	(10.1)	(7.6)	(8.0)	(17.7)	(15.6)
Operating income	$35.5	$45.3	$84.4	$80.8	$112.9

Pro forma operating income (loss) (a)
Southern Timber	$24.1	$30.3	$17.0	$54.4	$34.3
Pacific Northwest Timber	2.9	6.6	1.9	9.5	3.2
New Zealand Timber	8.0	5.4	20.7	13.4	34.7
Timber Funds	—	—	0.4	—	0.8
Real Estate	11.0	10.2	20.2	21.2	21.9
Trading	(0.4)	0.4	0.4	(0.1)	0.7
Corporate and Other	(10.1)	(7.6)	(8.0)	(17.7)	(15.6)
Pro forma operating income	$35.5	$45.3	$52.5	$80.8	$79.9

Adjusted EBITDA (a)
Southern Timber	$38.7	$48.4	$30.6	$87.1	$62.3
Pacific Northwest Timber	14.3	21.5	13.9	35.8	31.5
New Zealand Timber	14.9	10.4	27.7	25.3	48.9
Timber Funds	—	—	1.4	—	2.3
Real Estate	25.4	24.7	29.1	50.1	34.1
Trading	(0.4)	0.4	0.4	(0.1)	0.7
Corporate and Other	(9.8)	(7.2)	(7.7)	(17.0)	(15.1)
Adjusted EBITDA	$83.0	$98.1	$95.3	$181.1	$164.7
(a)Pro forma sales, Pro forma operating income (loss) and Adjusted EBITDA are non-GAAP measures. See Schedule F for definitions and reconciliations.
E

RAYONIER INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
June 30, 2022 (unaudited)
(millions of dollars, except per share information)

LIQUIDITY MEASURES:
	Six Months Ended
	June 30,	June 30,
	2022	2021
Cash Provided by Operating Activities	$148.5	$164.6
Working capital and other balance sheet changes	1.3	(11.9)
Cash Available for Distribution attributable to NCI in Timber Funds	—	(9.7)
Capital expenditures (a)	(30.3)	(32.2)
Cash Available for Distribution (b)	$119.5	$110.8

Net Income	$56.3	$78.5
Operating income attributable to NCI in Timber Funds	—	(2.7)
Interest, net attributable to NCI in Timber Funds	—	0.2
Net Income (Excluding NCI in Timber Funds)	$56.3	$76.0
Interest, net and miscellaneous income attributable to Rayonier	17.1	22.7
Income tax expense attributable to Rayonier	6.8	10.3
Depreciation, depletion and amortization attributable to Rayonier	83.2	77.9
Non-cash cost of land and improved development	17.1	7.0
Non-operating expense	0.6	1.2
Large Dispositions (c)	—	(30.3)
Adjusted EBITDA (d)	$181.1	$164.7
Cash interest paid attributable to Rayonier (e)	(16.9)	(17.1)
Cash taxes paid attributable to Rayonier	(14.3)	(7.1)
Capital expenditures attributable to Rayonier (a)	(30.3)	(29.7)
Cash Available for Distribution (b)	$119.5	$110.8

Cash Available for Distribution (b)	$119.5	$110.8
Real estate development investments	(6.0)	(6.3)
Cash Available for Distribution after real estate development investments	$113.5	$104.6

PRO FORMA SALES (f):
Three Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Timber Funds	Real Estate	Trading	Intersegment Eliminations	Total
June 30, 2022
Sales	$66.3	$39.2	$78.9	—	$34.4	$27.7	($0.1)	$246.3
Pro forma sales	$66.3	$39.2	$78.9	—	$34.4	$27.7	($0.1)	$246.3

March 31, 2022
Sales	$76.8	$46.3	$51.4	—	$34.2	$13.4	($0.1)	$222.0
Pro forma sales	$76.8	$46.3	$51.4	—	$34.2	$13.4	($0.1)	$222.0

June 30, 2021
Sales	$49.3	$35.3	$80.6	$18.6	$74.5	$34.5	($1.4)	$291.4
Sales attributable to noncontrolling interests in Timber Funds	—	—	—	(14.7)	—	—	—	(14.7)
Large Dispositions (c)	—	—	—	—	(36.0)	—	—	(36.0)
Pro forma sales	$49.3	$35.3	$80.6	$3.9	$38.5	$34.5	($1.4)	$240.7

F

PRO FORMA SALES (f):
Six Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Timber Funds	Real Estate	Trading	Intersegment Eliminations	Total
June 30, 2022
Sales	$143.0	$85.4	$130.3	—	$68.6	$41.1	($0.1)	$468.4
Pro forma sales	$143.0	$85.4	$130.3	—	$68.6	$41.1	($0.1)	$468.4

June 30, 2021
Sales	$101.0	$76.8	$138.1	$33.6	$85.0	$51.2	($2.8)	$482.9
Sales attributable to noncontrolling interests in Timber Funds	—	—	—	(26.7)	—	—	—	(26.7)
Large Disposition (c)	—	—	—	—	(36.0)	—	—	(36.0)
Pro forma sales	$101.0	$76.8	$138.1	$6.9	$49.0	$51.2	($2.8)	$420.2

PRO FORMA NET INCOME (g):
	Three Months Ended						Six Months Ended
	June 30, 2022		March 31, 2022		June 30, 2021		June 30, 2022		June 30, 2021
	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share
Net Income Attributable to Rayonier Inc.	$24.1	$0.16	$29.3	$0.20	$57.2	$0.41	$53.4	$0.36	$68.1	$0.49
Loss from terminated cash flow hedge (h)	—	—	—	—	2.2	0.02	—	—	2.2	0.02
Loss related to debt extinguishments and modifications (i)	—	—	—	—	1.1	0.01	—	—	1.1	0.01
Large Dispositions (c)	—	—	—	—	(30.3)	(0.21)	—	—	(30.3)	(0.21)
Pro forma net income adjustments attributable to noncontrolling interests in the operating partnership (j)	—	—	—	—	0.8	—	—	—	0.8	—
Pro Forma Net Income	$24.1	$0.16	$29.3	$0.20	$31.0	$0.22	$53.4	$0.36	$41.8	$0.30

PRO FORMA OPERATING INCOME (LOSS) AND ADJUSTED EBITDA (k) (d):

Three Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Timber Funds	Real Estate	Trading	Corporate and Other	Total
June 30, 2022
Operating income (loss)	$24.1	$2.9	$8.0	—	$11.0	($0.4)	($10.1)	$35.5
Depreciation, depletion and amortization	14.7	11.3	6.9	—	2.6	—	0.3	35.8
Non-cash cost of land and improved development	—	—	—	—	11.8	—	—	11.8
Adjusted EBITDA	$38.7	$14.3	$14.9	—	$25.4	($0.4)	($9.8)	$83.0

March 31, 2022
Operating income	$30.3	$6.6	$5.4	—	$10.2	$0.4	($7.6)	$45.3
Depreciation, depletion and amortization	18.1	14.9	5.0	—	9.1	—	0.3	47.4
Non-cash cost of land and improved development	—	—	—	—	5.4	—	—	5.4
Adjusted EBITDA	$48.4	$21.5	$10.4	—	$24.7	$0.4	($7.2)	$98.1

June 30, 2021
Operating income	$17.0	$1.9	$20.7	$2.0	$50.5	$0.4	($8.0)	$84.4
Operating income attributable to NCI in Timber Funds	—	—	—	(1.6)	—	—	—	(1.6)
Large Dispositions (c)	—	—	—	—	(30.3)	—	—	(30.3)
Pro forma operating income	$17.0	$1.9	$20.7	$0.4	$20.2	$0.4	($8.0)	$52.5
Depreciation, depletion and amortization	13.6	12.0	7.0	1.0	3.7	—	0.3	37.6
Non-cash cost of land and improved development	—	—	—	—	5.2	—	—	5.2
Adjusted EBITDA	$30.6	$13.9	$27.7	$1.4	$29.1	$0.4	($7.7)	$95.3

F

PRO FORMA OPERATING INCOME (LOSS) AND ADJUSTED EBITDA (k) (d):

Six Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Timber Funds	Real Estate	Trading	Corporate and Other	Total
June 30, 2022
Operating income (loss)	$54.4	$9.5	$13.4	—	$21.2	($0.1)	($17.7)	$80.8
Depreciation, depletion and amortization	32.7	26.2	11.9	—	11.7	—	0.6	83.2
Non-cash cost of land and improved development	—	—	—	—	17.1	—	—	17.1
Adjusted EBITDA	$87.1	$35.8	$25.3	—	$50.1	($0.1)	($17.0)	$181.1

June 30, 2021
Operating income	$34.3	$3.2	$34.7	$3.5	$52.2	$0.7	($15.6)	$112.9
Operating income attributable to NCI in Timber Funds	—	—	—	(2.7)	—	—	—	(2.7)
Large Dispositions (c)	—	—	—	—	(30.3)	—	—	(30.3)
Pro forma operating income	$34.3	$3.2	$34.7	$0.8	$21.9	$0.7	($15.6)	$79.9
Depreciation, depletion and amortization	27.9	28.3	14.2	1.6	5.3	—	0.6	77.9
Non-cash cost of land and improved development	—	—	—	—	7.0	—	—	7.0
Adjusted EBITDA	$62.3	$31.5	$48.9	$2.3	$34.1	$0.7	($15.1)	$164.7

(a)Capital expenditures exclude timberland acquisitions of $3.2 million and $51.9 million during the six months ended June 30, 2022 and June 30, 2021, respectively.
(b)Cash Available for Distribution (CAD) is defined as cash provided by operating activities adjusted for capital spending (excluding timberland acquisitions and real estate development investments), CAD attributable to noncontrolling interests in Timber Funds, and working capital and other balance sheet changes. CAD is a non-GAAP measure of cash generated during a period that is available for common stock dividends, distributions to operating partnership unitholders, distributions to noncontrolling interests, repurchase of the Company's common shares, debt reduction, timberland acquisitions and real estate development investments. CAD is not necessarily indicative of the CAD that may be generated in future periods.
(c)“Large Dispositions” are defined as transactions involving the sale of timberland that exceed $20 million in size and do not have a demonstrable premium relative to timberland value. In June 2021, the Company completed a disposition of approximately 9,000 acres located in Washington for a sales price and gain of approximately $36.0 million and $30.3 million, respectively.
(d)Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, depletion, amortization, the non-cash cost of land and improved development, non-operating income and expense, operating income (loss) attributable to noncontrolling interests in Timber Funds, and Large Dispositions. Adjusted EBITDA is a non-GAAP measure that management uses to make strategic decisions about the business and that investors can use to evaluate the operational performance of the assets under management. It excludes specific items that management believes are not indicative of the Company’s ongoing operating results.
(e)Cash interest paid is presented net of patronage refunds received of $6.0 million and $6.5 million during the six months ended June 30, 2022 and June 30, 2021, respectively, excluding patronage refunds attributable to noncontrolling interests in Timber Funds.
(f)Pro forma revenue (sales) is defined as revenue (sales) adjusted for Large Dispositions and sales attributable to noncontrolling interests in Timber Funds. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of the Company’s ongoing operating results.
(g)Pro forma net income is defined as net income attributable to Rayonier Inc. adjusted for its proportionate share of losses from a terminated cash flow hedge, loss related to debt extinguishments and modifications and Large Dispositions. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of the Company’s ongoing operating results.
(h)“Loss from terminated cash flow hedge” is the mark to market loss recognized in earnings due to the early termination of an interest rate swap, as the hedged cash flows will no longer occur.
(i)“Loss related to debt extinguishments and modifications” includes unamortized capitalized loan costs associated with repaid debt in addition to legal and arrangement fees associated with refinancing.
(j)“Pro forma net income adjustments attributable to noncontrolling interests in the operating partnership” are the proportionate share of pro forma items that are attributable to noncontrolling interests in the operating partnership.
(k)Pro forma operating income (loss) is defined as operating income (loss) adjusted for operating income attributable to noncontrolling interests in Timber Funds and Large Dispositions. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of the Company’s ongoing operating results.

F

RAYONIER INC. AND SUBSIDIARIES
RECONCILIATION OF ADJUSTED EBITDA GUIDANCE
June 30, 2022 (unaudited)
(millions of dollars)

ADJUSTED EBITDA GUIDANCE (a):

	Prior 2022 Guidance			2022 Guidance			Year-to-Date Results
	Low		High	Low		High
Net Income to Adjusted EBITDA Reconciliation
Net income	$89.5	-	$100.0	$89.0	-	$97.5	$56.3
Less: Net income attributable to noncontrolling interests	(4.5)	-	(5.5)	(2.8)	-	(3.5)	(1.7)
Less: Net income attributable to noncontrolling interests in operating partnership	(1.9)	-	(2.1)	(1.9)	-	(2.1)	(1.2)
Net income attributable to Rayonier Inc.	$83.1	-	$92.4	$84.3	-	$91.9	$53.4

Interest, net	32.5	-	33.0	34.5	-	34.5	17.1
Income tax expense	11.5	-	14.0	9.0	-	10.5	6.8
Depreciation, depletion and amortization	147.5	-	158.0	148.5	-	155.5	83.2
Non-cash cost of land and improved development	29.0	-	35.0	29.0	-	32.0	17.1
Non-operating expense	—	-	—	—	-	—	0.6
Net income attributable to noncontrolling interests	4.5	-	5.5	2.8	-	3.5	1.7
Net income attributable to noncontrolling interests in operating partnership	1.9	-	2.1	1.9	-	2.1	1.2
Adjusted EBITDA	$310.0	-	$340.0	$310.0	-	$330.0	$181.1
				0.6		320
Diluted Earnings per Share	$0.57	-	$0.64	$0.57	-	$0.63	$0.36
(a)Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, depletion, amortization, the non-cash cost of land and improved development, non-operating income and expense and Large Dispositions. Adjusted EBITDA is a non-GAAP measure that management uses to make strategic decisions about the business and that investors can use to evaluate the operational performance of the assets under management. It removes the impact of specific items that management believes do not directly reflect the core business operations on an ongoing basis attributable to Rayonier.
G